Exhibit 99

Press Release # 07-97
For Release:  February 11, 1997           Contact:  J. Russell Porter
              2:45 P.M. (EST)                         E. Joseph Grady
                                                       (305) 856-8500


        Forcenergy Completes Sale of $200 Million Senior
                   Subordinated Notes Offering



      MIAMI, FLORIDA (February 11, 1997)...Forcenergy Inc (NASDAQ:FGAS)

announced  Tuesday  that  it  has  priced the  sale  of $200 million of

Senior Subordinated Notes priced at $99.338 with a coupon of 8.50%  for a yield to maturity of  8.60%.  The  offering  was  increased from $175 million in response to demand for the notes.  The offering is scheduled to close on February 14, 1997.

      The  subordinated  notes offering was managed by Salomon  Brothers;

Goldman, Sachs & Co; Donaldson, Lufkin & Jenrette Securities Corporation;

Lehman Brothers;  and ING Barings.

      The net proceeds to be paid to the Company from the Notes  offering is expected to total approximately  $194 million  and  will  be  used  to repay  all  outstanding indebtedness  under  the  Company's senior credit facility and  for  general corporate purposes, including  possible future acquisitions and capital expenditures.

     Forcenergy Inc is an independent oil and gas company engaged in  the development, exploration, acquisition  and production of domestic oil and natural gas properties.

      This announcement is neither an offer to sell nor a solicitation of an  offer to buy the  securities.  The offer is  made only by means of an offering memorandum. Copies of the offering memorandum may be obtained in any jurisdiction in  which this announcement is circulated only  from such of  the  underwriters  as  may  legally  offer  these  securities in such

jurisdiction.   Copies  of  the offering  memorandum may be obtained from

Salomon Brothers Inc.,  Seven  World Trade Center,  New  York,  New  York

10048.

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